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                                FORM OF AGREEMENT
                          BETWEEN OWNER AND CONTRACTOR

                        where the basis of payment is the

                           COST OF THE WORK PLUS A FEE
                   with or without a Guaranteed Maximum Price

          This Form of Agreement is based upon American Institute of
                      Architects Form A111 (1987 Edition).

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       AGREEMENT made as of the Fifteenth (15th) day of November in the year of
Nineteen Hundred and Ninety-five,

BETWEEN the Owner:                             PLAYERS LAKE CHARLES,
                                               INC.,  its permitted
                                               successors or assigns
(Name and address)                             as hereafter provided
                                               800 Bilbo Street
                                               Lake Charles, Louisiana 70601.

and the Contractor:                            LAKE CHARLES
                                               CONSTRUCTION
                                               CORPORATION
(Name and address)                             6102 Common Street
                                               Lake Charles, Louisiana 70605.

The Project is:                                PLAYERS ISLAND -
                                               ENTERTAINMENT BARGE
(Name and address)                             507 N. Lakeshore Drive
                                               Lake Charles, Louisiana 70601.

The Architect is:                              Robert Kleinschmidt
                                               Associates
(Name and address)                             3599 L. Ogea Road
                                               Lake Charles, Louisiana 70605.

The Program Manager is:                        Labov/Ward Joint Venture

(Name and address)                             6754 W. Washington Avenue
                                               P.O. Box 1574
                                               Pleasantville, New Jersey
                                               08232.


The Owner and contractor agree as set forth below:

                                    ARTICLE 1
                             THE CONTRACT DOCUMENTS

1.1 The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, other documents listed in this Agreement, Change Orders issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in
Article 16. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

1.2 Any reference in this Agreement, or in any attachment hereto, to "AIA Document A201", or to the "General Conditions" shall be deemed to refer to the General Conditions of the Contract for Construction attached hereto, which is based upon the 1987 Edition of AIA Document A201.



                                    ARTICLE 2
                            THE WORK OF THIS CONTRACT

2.1 The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, including, without limitation, provision by the Contractor of all labor, equipment, subcontracts, building and other construction permits, materials, subcontracts as required for the complete construction (including site work) of and mooring requirements for an Entertainment Barge and related facilities, including a Certificate of Occupancy for same, all as shown and specified on the Contract Documents attached hereto or described herein, or other Contract Documents to be developed after the date hereof, and including such additional Work as may reasonably be inferred therefrom, all in strict accordance with local and state construction codes with no exceptions.

2.2 The Work as described in Section 2.1 hereof shall include any "waterside" construction related to the Entertainment Barge, including relocation of existing barges, bridges, ramps, barge spuds, canopies, marina and utility services where they terminate at land. Notwithstanding the foregoing, the Work shall not include any Owner-supplied labor, material, equipment, systems or components unless specifically otherwise agreed herein.

                                    ARTICLE 3
                           RELATIONSHIP OF THE PARTIES

3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and Program Manager and utilize the Contractor's best skill, efforts and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with requirements of the Contract Documents. Without limiting any other requirement of this Agreement, Contractor's services hereunder shall comply with the standards of its profession, and all applicable laws.

3.2 Labov/Ward Joint Venture is and shall be the Owner's representative for purposes of this Contract, and shall constitute Owner's Program Manager as described herein, unless and until Owner designates another party as Program Manager by written notice to Contractor. The parties hereby acknowledge and agree that Program Manager shall have the right, and is hereby authorized, to exercise on Owner's behalf all of the rights and remedies of Owner hereunder. The Program Manager shall also have the right, but not the obligation, to perform any of Owner's obligations hereunder. The parties agree further that the Contract shall be administered by Program Manager. Any provisions of the Contract Documents which provide or contemplate that the Architect will administer the Contract shall be deemed to refer to the Program Manager, rather than the Architect (except to the extent Architect's certification(s) may be required by law); provided that the Program Manager shall have no design responsibility with respect to the Work.

                                    ARTICLE 4
                 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement is the date from which the Contract Time of Subparagraph 4.2 is measured; it shall be the date the Work first commenced, which the parties hereby agree is June 1, 1995.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed).

4.2 The Target Date for Substantial Completion of the Work shall be January 21, 1996. Contractor and Owner shall cooperate and shall each use their best efforts to accomplish Substantial Completion of the Work by this Target Date, subject to adjustments thereof as provided in the Contract Documents. The parties acknowledge that this Target Date does not constitute a deadline for purposes of delay damages hereunder; provided that the Work must in all cases be Substantially Completed within a reasonable time after such Target Date.


                                    ARTICLE 5
                                  CONTRACT SUM

5.1 The Owner shall pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Contractor's Fee as provided in this Article 5. Contractor's Fee shall consist of three (3) separate fees: a Profit Fee, an Overhead Fee, and a Small Tools/Consumables Fee, determined as follows:

5.1.1 Contractor shall receive an Overhead Fee, to compensate Contractor for its overhead and general expenses (whether or not directly related to the Work). This Overhead Fee shall be an amount equal to ten percent (10%) of the Cost of the Work as defined in Article 7.

5.1.2 Contractor shall receive a Small Tools/Consumables Fee, to compensate Contractor for its expenses with respect to materials, supplies, facilities, machinery, equipment and hand tools, and other items consumed in the performance of the Work, for which Contractor is not reimbursed directly under the provisions of Section 7.1.4.1 hereof. The Small Tools/Consumables Fee shall be an amount equal to two percent (2%) of Contractor's own base labor costs (i.e., excluding benefits and related costs) as defined in Section 7.1.1.1, below.

5.1.3 Contractor shall receive a Profit Fee, as Contractor's profit on this Contract. The Profit Fee shall be an amount equal to six and one-half percent (6.5%) of: (i) the Cost of the Work as defined in Article 7; plus (ii) the Overhead Fee on the Cost of the Work as provided in Section 5.1.1, above; plus
(iii) the Small Tools/Consumables Fee on Contractor's base labor costs as provided in Section 5.1.2, above.

5.1.4 Notwithstanding any other provision of this Article 5 to the contrary, the parties hereby agree that, with respect to: Custom Kitchen Equipment Co., Inc. Living Waters Jack's Landscaping The Larson Company Preserved Treescapes International Creative Presentations, Inc. and any other contracts or subcontracts for specialty Work or materials entered into or arranged by Owner, and for which Contractor assumes a supervisory/administrative role (the "Designated Subcontract(s)"), the Contractor's Fee shall be as follows:

5.1.4.1 Overhead Fee: An amount equal to two percent (2%) of payment(s) made under the Designated Subcontract(s).

5.1.4.2 Profit Fee: An amount equal to two percent (2%) of: (i) payment(s) made under the Designated Subcontract(s); plus (ii) the Overhead Fee payable under Section 5.1.4.1, above.

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor's Fee, and explain how the Contractor's Fee is to be adjusted for changes in the Work.)

5.2 ADJUSTABLE GUARANTEED MAXIMUM PRICE

5.2. The sum of the Cost of the Work and the Contractor's Fee, based on the attached Schedule of Values and the Allowances set forth therein, shall not exceed Nineteen Million Dollars ($19,000,000), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Adjustable Guaranteed Maximum Price. The Adjustable Guaranteed Maximum Price is based upon $12,500,000 for Work above deck, and $6,500,000 for Work at or below deck; but such amounts shall not constitute sublimits hereunder. Costs which would cause the Adjustable Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner, or additional Contractor's Fee.

(Insert specific provisions if the Contractor is to participate in any savings.)

5.2.2 As the Work progresses, Contractor will monitor the Project Costs, and keep Program Manager reasonably advised as to whether any of the Allowances set forth in the Schedule of Values is likely to be exceeded. Allowances in the Schedule of Values may be changed by Change Order only. Without any obligation of Program Manager to monitor Project Costs, if Program Manager becomes aware, based on the information provided by Contractor to Program Manager, that any of the Allowances is likely to be exceeded, Program Manager shall so advise Contractor.

5.2.3 In addition to the Contractor's Fee described in Section 5.1 hereof, Owner shall pay the Contractor, if applicable, a Savings Incentive Fee as provided in this Section 5.2.3. The Savings Incentive Fee shall be an amount equal to fifty percent (50%) of the amount by which Contract Sum, computed through final payment hereunder, is less than $18,000,000. The $18,000,000 base amount for the Savings Incentive Fee is not subject to adjustment hereunder. The Savings Incentive Fee shall be payable only if, January 21, 1996 at 12:00 midnight: (i) the Work is Substantially Complete; (ii) a Certificate of Occupancy for the Project has been received; and (iii) the Project is open to the public, allowing access to both of Owner's Riverboat Casinos. Such deadline shall be extended only for the actual amount of time (on an hour-for-hour basis) the Project was in Owner's possession prior to such deadline, for purposes of relocating the Project to Owner's business location in Lake Charles, Calcasieu Parish, Louisiana, and for no other reason.


                                    ARTICLE 6
                               CHANGES IN THE WORK

6.1  CONTRACTS WITH A ADJUSTABLE GUARANTEED MAXIMUM PRICE

6.1.1 Adjustments to the Adjustable Guaranteed Maximum Price on account of changes in the Work may be determined by Change Order only. The Work itself may be changed by any of the methods listed in Sub-paragraph 7.3.3 of the General Conditions.

6.1.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), the terms "cost" and "fee" as used in Clause 7.3.3.3 of the General Conditions and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph
7.3.6 of the General Conditions shall have the meanings assigned to them in the General Conditions and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.1.3 In calculating adjustments to this Contract, the terms "cost" and "costs" as used in the above-referenced provisions of the General Conditions shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms "fee" and "a reasonable allowance for overhead and profit" shall mean the Contractor's Fee as defined in Paragraph 5.1 of this Agreement.

                                    ARTICLE 7
                             COSTS TO BE REIMBURSED

7.1 The term Cost of the Work shall mean actual and reasonable costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.1.1   LABOR COSTS

7.1.1.1 Wages of construction workers (including no more than four working foremen) directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

7.1.1.2  Intentionally deleted.

7.1.1.3  Intentionally deleted.

7.1.1.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Clauses 7.1.1.1 through 7.1.1.3.

7.1.2   SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractors in accordance with the requirements of approved subcontracts.

7.1.3   COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED
        CONSTRUCTION

7.1.3.1 Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction, with the approval of Program Manager.

7.1.3.2 Costs of materials described in the preceding Clause 7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner's option, shall be sold by the Contractor; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.1.4 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.1.4.1 Costs of Diesel Fuel for on-site equipment, Welding Rods, Acetylene and Oxygen and hand tools having a unit cost of greater than $225.00, which are provided by the Contractor at the site and not customarily owned by the construction workers, and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.1.4.2 Rental charges for cranes and other lifting equipment having a capacity of 20 tons or greater, two forklifts for the Project and welding machines for the Project, which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval; plus an additional $30,000 for other rental costs paid prior to the date hereof.

7.1.4.3  Intentionally deleted.

7.1.4.4  Intentionally deleted.

7.1.4.5  Intentionally deleted.

7.1.5    MISCELLANEOUS COSTS

7.1.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds for the Work, to the extent such coverage exceeds the limits typically carried by the Contractor.

7.1.5.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor is liable.

7.1.5.3  Intentionally deleted.


7.1.5.4 Fees of testing laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the General Conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Contractor's Fee or of a Adjustable Guaranteed Maximum Price, if any, and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of the General Conditions or other provisions of the Contract Documents.


7.1.5.6 Deposits lost for causes other than the Contractor's fault or negligence.

7.1.5.7 Any costs directly allocable to the Program Manager, even if not of a type which would otherwise be reimbursable to Contractor under the provisions of this Article 7.

7.1.5.8 Amounts paid to Duralde Consultants prior to the date of this Agreement with respect to the Work, in an amount not to exceed $38,500.00.


7.1.6    OTHER COSTS

7.1.6.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.2      EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR
         NONCONFORMING WORK

The Cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor:

7.2.1 Intentionally Deleted. In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of the General Conditions.

7.2.2    Intentionally Deleted.

7.2.3 In repairing damaged Work provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Contractor from others and the Contractor is not compensated therefor by insurance or otherwise.

7.2.4 In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or neglect of the Contractor or the Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Contractor from the Subcontractor or material supplier, after completion of diligent efforts by Contractor.

7.3  SPECIAL REIMBURSABLE COSTS

7.3.1 Actual, reasonable and necessary costs for the following items shall be reimbursed by Owner to Contractor, and will be included in the calculation of the Adjustable Guaranteed Maximum Price(s) hereunder. However, costs for such items shall not be included in the Cost of the Work for purposes of Contractor's Fee, or any portion thereof, and Contractor shall be entitled to no markup or fee with respect to such items. Owner may, at its option, elect to pay any of the following items directly to the appropriate payee; but such election shall not be deemed or construed to be an assumption by Owner of any direct liability or obligation of Contractor to such payee.

7.3.1.1  Fees and assessments for the building permit for the Work.

7.3.1.2 Rent paid pursuant to Contractor's lease for the site of the Work, commencing the effective date thereof.

7.3.1.3  Costs for security at and of the Project.

                                    ARTICLE 8
                           COSTS NOT TO BE REIMBURSED

8.1   The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Clauses 7.1.1.2 and 7.1.1.3 or as may be provided in
Article 14.

8.1.2 Expenses of the Contractor's principal office and other offices.

8.1.3 Overhead and general expenses, except as may be expressly included in Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Clause 7.1.4.2.

8.1.6 Except as provided in Subparagraphs 7.2.3 through 7.2.4 and Paragraph 13.5 of this Agreement, costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.


8.1.7 Wages and salaries of the Contractor's supervisory or administrative personnel (i.e., above working foreman) engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work and costs related thereto.

8.1.8 Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are consumed in the performance of the Work, except as specifically reimbursable under Section 7.1.4.1, above.

8.1.9  Costs of removal of debris from the site.

8.1.10 Travel and subsistence expenses of the Contractor's personnel, whether or not incurred while traveling in discharge of duties connected with the Work.

8.1.11 Reproduction costs, and costs of telegrams, local and long-distance telephone calls, postage and parcel and express delivery charges, telephone service, and petty cash expenses of the site office or any other location, except for those directly allocable to Program Manager as provided in Section
7.1.5.7 hereof.

8.1.12 Wages or salaries of the Contractor's supervisory and administrative personnel (i.e., above working foreman), and wages or salaries of working foremen other than those specified in Section 7.1.1.1, when stationed at the site or elsewhere, and costs related thereto.

8.1.13 Contractor's data processing costs, whether or not related to the Work.

8.1.14 Legal, mediation or arbitration costs, fees and expenses.

8.1.15 Fees and expenses of Contractor's accounting, design and other consultants or professionals, except to the extent specifically provided in
Section 7.1.5.8, above.

8.1.16 Rental charges for temporary facilities, machinery, equipment, and hand tools, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof, except as specifically provided in Section 7.1.4.2.

8.1.17 Costs for temporary offices and services housing the Contractor's staff on the Construction Site, communication equipment costs, office furniture and equipment costs, and administrative and office service costs or support, except for those costs directly allocable to Program Manager as specified in Section 7.1.5.7.

8.1.18 In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of the General Conditions.

8.1.19 Any cost not specifically and expressly described in Article 7.

8.1.20 Costs which would cause the Adjustable Guaranteed Maximum Price, if any, to be exceeded.


THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS HEREOF SHALL BE EFFECTIVE FROM THE DATE SET FORTH IN SECTION 4.1 (EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 7.3.1.2), AND ALL COSTS AND INVOICES UNDER THIS CONTRACT SHALL BE SUBJECT TO AUDIT AND APPROPRIATE ADJUSTMENT BETWEEN THE PARTIES IN ACCORDANCE WITH THE TERMS HEREOF.


                                    ARTICLE 9
                         DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Contractor shall promptly notify Program Manager of any and all available discounts. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.


                                   ARTICLE 10
                        SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Program Manager. The Owner will then determine, with the advice of the Contractor and subject to the reasonable objection of the Program Manager, which bids will be accepted. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids; however, if a Adjustable Guaranteed Maximum Price has been established, the Owner may not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a Adjustable Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Program Manager (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted; then the Contractor may require that a Change Order be issued to adjust the Adjustable Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

10.4 All subcontracts or purchase orders are subject to the prior review and approval of Owner and Program Manager.

                                   ARTICLE 11
                               ACCOUNTING RECORDS

11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner, Program Manager and the Owner's accountants shall be afforded access to the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

11.2 Contractor's obligations under Section 11.1 hereof shall include, without limitation, maintenance and retention of records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data in sufficient detail and with sufficient back-up to permit: (i) separate accounting for the Cost of the Work for Part I of the Work and the Cost of the Work for Part II of the Work; and (ii) separate accounting for costs directly allocable to the Program Manager, as contemplated under
Section 7.1.5.7 hereof.

11.3 Owner, Program Manager and Owner's accountants shall have the ongoing right to review and audit the records, documents and information described in Section 11.1, above, in order to assure that only items and amounts properly includable in the Cost of the Work as defined in Article 7 are paid by Owner. Contractor shall provide to Owner or Owner's accountants all appropriate documentation, detail and back-up necessary for the review and/or audit described herein. The parties agree that costs improperly included in, or excluded from, the Cost of the Work shall be subject to adjustment between the parties.


                                   ARTICLE 12
                                PROGRESS PAYMENTS

12.1 Based upon Applications for Payment submitted to the Program Manager by the Contractor and Certificates for Payment issued by the Program Manager, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.2 The period covered by each Application for Payment shall be two (2) week periods ending on November 9, 1995, and on every other Thursday thereafter until completion of the Work or termination of this Agreement (each, a "Due Date").

12.3 Provided an Application for Payment is received by the Program Manager not later than a Due Date hereunder, the Owner shall make payment to the Contractor not later than the next following Due Date. If an Application for Payment is received by the Program Manager after any Due Date fixed above, payment shall be made by the Owner not later than the second Due Date after the Program Manager receives the Application for Payment.

12.4 With each Application for Payment the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Program Manager to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment; plus (4) retainage provided in Subparagraph 12.5.4, if any, applicable to prior progress payments.

12.5  CONTRACTS WITH A ADJUSTABLE GUARANTEED MAXIMUM PRICE

12.5.1 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Adjustable Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Program Manager may require. This schedule, unless objected to by the Program Manager, shall be used as a basis for reviewing the Contractor's Applications for Payment.

12.5.2 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Adjustable Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.5.3 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.5.3.1 Take that portion of the Adjustable Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Adjustable Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions, even though the Adjustable Guaranteed Maximum Price has not yet been adjusted by Change Order.

12.5.3.2 Add that portion of the Adjustable Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

12.5.3.3 Add the Contractor's Fee, less retainage of five percent (5%) on materials and equipment only. The Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.5.3.4  Subtract the aggregate of previous payments made by the owner.

12.5.3.5 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the owner's accountants in such documentation.

12.5.3.6 Subtract amounts, if any, for which the Program Manager has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of the General Conditions,

12.5.4 Additional retainage, if any, shall be as follows: NOT APPLICABLE (If it is intended to retain additional amounts from progress payments to the Contractor beyond (1) the retainage from the Contractor's Fee provided in Clause 12.5.3.3(2) the retainage from Subcontractors provided in Paragraph 12.7 below, and (3) the retainage, if any, provided by other provisions of the Contract, insert provisions for such additional retainage here. Such provision, if made, should also describe any arrangement for limiting or reducing the amount retained after the Work reaches a certain state of completion.)


12.7 Except with the Owner's prior approval, payments to Subcontractors included in the Contractor's Applications for Payment shall not exceed an amount for each Subcontractor calculated as follows:

12.7.1 Take that portion of the Subcontract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's schedule of values, less retainage of five percent (5%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order. Notwithstanding the foregoing, the parties agree that any Subcontracts approved by Owner on a "Cost of Work plus Fee" basis shall be subject to five percent (5%) retainage on materials and equipment only, as provided in Section 12.7.2, below, and that the Southern Structures, Inc. Subcontract shall not be subject to retainage.

12.7.2 Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of five percent (5%).


12.7.3 Subtract the aggregate of previous payments made by the Contractor to the Subcontractor.

12.7.4 Subtract amounts, if any, for which the Program Manager has withheld or nullified a Certificate for Payment by the Owner to the Contractor for reasons which are the fault of the Subcontractor.


12.7.5 The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Contractor to the Subcontractor for the Subcontractor's performance of the subcontract.

12.8 Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

12.9 In taking action on the Contractor's Applications for Payment, the Program Manager shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Program Manager has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Paragraph 12.4 or other supporting data; that the Program Manager has made exhaustive or continuous on-site inspections or that the Program Manager has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner, and payment of all or any part of an Application for Payment (including final payment as hereafter provided) shall not impair Owner's audit, verification and adjustment rights or claims hereunder with respect to such Application for payment.

                                   ARTICLE 13
                                  FINAL PAYMENT

13.1 Final payment, constituting the entire unpaid balance of the Contract Sum less any holdback for nonconforming work, shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor (including, without limitation, Owner's receipt of all written guarantees and lien waivers required under the Contract Documents), except for the Contractor's responsibility to correct nonconforming Work as provided in Subparagraph 12.2.2 of the General Conditions and to satisfy other requirements, if any, which necessarily survive final payment; and (2) a final Certificate for Payment has been issued by the Program Manager; such final payment shall be made by the Owner not more than 30 days after the issuance of the Program Manager's final Certificate for Payment.

13.2  The amount of the final payment shall be calculated as follows:

13.2.1 Take the sum of the Cost of the Work substantiated by the Contractor's final accounting and the Contractor's Fee; but not more than the Adjustable Guaranteed Maximum Price, if any.

13.2.2 Subtract amounts, if any, for which the Program Manager withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph
9.5.1 of the General Conditions or other provisions of the Contract Documents.

13.2.3   Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the owner.

13.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Program Manager by the Contractor, based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph 13.1 have been met, the Program Manager will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Program Manager's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the General Conditions. The time periods stated in this Paragraph 13.3 supersede those stated in Subparagraph 9.4.1 of the General Conditions.

13.4 If the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to dispute such determination without a further decision of the Program Manager, which claim shall first be the subject of non-binding mediation as provided elsewhere in the Contract Documents. Contractor's claim for the disputed amount must be submitted to Owner and Program Manager within 30 days after the Contractor's receipt of a copy of the Program Manager's final Certificate for Payment; failure to arbitration do so within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by mediation or litigation, the Owner shall pay the Contractor the amount certified in the Program Manager's final Certificate for Payment.

13.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Adjustable Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.


                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision of the General Conditions or other Contract Document, the reference refers to that provision as amended or supplemented as shown on the General Conditions or other Contract Documents attached hereto, or by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate for interest on judgments in Louisiana prevailing from time to time, not to exceed 9%.

(Insert rate of interest agreed upon, if any.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 Subordination. Contractor shall execute and deliver to Program Manager, and shall cause every subcontractor, sub-subcontractor, supplier, material man, or other person (as to its own Work or materials) involved in any work to execute and deliver to Program Manager, together with any Application for Payment being submitted to Owner or Program Manager, in each case respect to all Work or materials covered by such Application for Payment, a waiver of any lien rights of such Contractor, subcontractor, sub-subcontractor, supplier, material man, or other person or entity, all in form and substance satisfactory to Program Manager as required under Section 9.3.1.2. of the General Conditions. Contractor acknowledges that the foregoing is a material obligation under this Agreement.

14.4 Payments. Contractor acknowledges and agrees that Owner may at its option, in order to ensure payment of all of Contractor's subcontractors and suppliers with respect to the Project, make the payments required under Articles 5 and 6 of the Agreement as provided herein. Specifically, Owner shall pay that portion of any such payment which represents amounts owed by Contractor to any of its subcontractors and/or suppliers, by Owner's joint check, payable to the order of both Contractor and the applicable subcontractor(s) and/or supplier(s). The portion of any such payment which does not represent amounts owed to Contractor's subcontractor(s) and/or supplier(s) shall be paid by Owner's check, payable to the order of Contractor only. Owner shall not be required to provide any payment hereunder, unless and until all requirements under the Contract Documents for such payment have been satisfied, including, without limitation, receipt of appropriate written lien waivers from each payee.

14.5 Owner-furnished Items. The Owner and the Contractor acknowledge and agree that certain items will be provided by Owner separately, and will therefore not constitute part of the Work.

14.6 Affirmative Action and Equal Opportunity.

14.6.1 Contractor agrees that it will not discriminate against any employees or applicants based on race, color, religion, sex or national origin and that it will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin, and Contractor will comply with all laws and regulations applicable thereto. All solicitations or advertisements for employees shall state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

14.6.2 Contractor shall comply with all requirements of the Affirmative Action and Equal Employment Opportunity laws, relations and programs applicable to the Project and the Work to be performed under this Agreement.

14.6.3 All Subcontracts and Sub-subcontracts shall contain the requirements set forth in clauses (a) and (b) above, and Contractor shall enforce such requirements against all Subcontractors, and shall require all Subcontractors to enforce such requirements against all of their respective Sub-subcontractors.

14.7 Representations, Warranties and Covenants. Contractor hereby represents, warrants and covenants to Owner that:

(a) Contractor is a corporation duly formed and validly existing and licensed under the laws of the State of Louisiana, with full power and authority to observe and perform the terms, covenants, conditions and other provisions on its part to be observed and performed under this Contract.

(b) Contractor is financially solvent.

(c) Contractor is experienced and skilled in the construction and work of the type described in or required by the Contract Documents.

(d) All equipment and materials incorporated into the Work shall be new (except if otherwise required by the Specifications) and of good quality, and the equipment, the materials and the Work shall be free from faults and defects and shall strictly conform to the Contract Documents.

(e) Contractor has by careful examination satisfied itself as to: (i) the nature, location and character of the property on which the Work is to be moored, installed, and/or constructed (the "Property"), including, without limitation, the surface conditions of the land and all structures and obstructions thereon, both natural and man-made, surface water conditions of the Property and the surrounding area and, to the extent pertinent to the Work, all other conditions; (ii) the nature, location and character of the general area in which the Property is located, including, without limitation, its climatic conditions, the availability and cost of labor and the availability and cost of materials, supplies, tools, equipment, labor and professional services necessary to complete the Work in the manner required by the Contract Documents; (iii) the nature and extent of the Contract Documents completed through the date hereof and the Work reflected therein; and (iv) all other matters or things which could in any manner affect the cost, progress or performance of the Work which Contractor is or should be aware of, including, without limitation, the physical and operational restrictions on the carrying on of construction work in or about the Project.

(f) Contractor shall make itself generally familiar with all federal, state and local laws, ordinances, rules and regulations relating to the Work.

(g) Contractor has carefully studied all reports of investigations and tests of physical conditions at the Property or otherwise affecting cost, progress or performance of the Work which have previously been submitted to and acknowledged by Contractor and has correlated the results of all such observations, examinations, investigations tests, reports and data with the terms and conditions of the Contract Documents.

(h) Contractor has examined those reports and related data specifically referred to in Paragraph 3.2.2 of the General Conditions and in clause (g) of this Paragraph 14.7 in connection with Contractor's determination of its performance of the Work at the Contract Sum within the Contract Time and in accordance with the other terms and conditions of the Contract Documents.

(i) Intentionally Deleted.

(j) Contractor has given and shall give Program Manager and Owner written notice of all conflicts, errors or discrepancies that it has discovered or discovers in the Contract Documents.

(k) Contractor will deliver to Owner a Project which shall be constructed in accordance with commonly accepted construction methods and practices and which when completed, will meet the requirements of all applicable codes. Contractor is not responsible for the Architect's design.

14.8 Assignment of Warranties. Contractor hereby assigns and shall, prior to final payment, assign to Owner all merchandise, product and performance warranties, whether express or implied in law, obtained or obtainable by it in conjunction with the labor and materials incorporated into the Work as completed in accordance with the Contract Documents.

14.9 Interpretation of "Approval". No references in this Agreement to the term 'approval' of or by Owner or Program Manager, wherever any such references occur, shall constitute final acceptance of any Work, or constitute a waiver of any of Owner's rights or remedies hereunder, or in any way relieve Contractor or any Subcontractor of their respective obligations to comply with the terms of the Contract Documents, and the respective Contracts, together with all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, conditions, restrictions and requirements of any federal, state or local governmental authority, and any political subdivision thereof, any agency, department, court, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over the Work.

14.10 Restriction Against Use of Name. Neither Contractor nor any of Contractor's Agents shall use the name of "Players", or "Players Island" (either alone or in conjunction with or as a part of any other name) or any trade name, trademark or service mark of Owner or any of its related, affiliated or subsidiary companies of any advertising, publicity or promotion without the prior written consent of Owner.

14.11 No Third Party Beneficiaries. Nothing contained in any of the Contract Documents shall be deemed to confer any rights or benefits upon any person not a party to this Contract, other than Program Manager, and any successor or assign of Owner.

14.12 Confidentiality of Project Documents. Contractor agrees not to furnish, use or disclose to any individual or entity any information or materials relating to Owner's methods of doing business, systems of operations, know-how or any other proprietary information or any information or materials relating to the Work, except as required by law or as may be necessary to perform its obligations under the Contract Documents; all of which Contractor acknowledges is proprietary information and constitutes the work product and trade secrets of Owner. The covenants set forth in this Paragraph 14.12 shall survive the expiration or sooner termination of the Contract.

14.13 Assignment. This Contract shall be binding upon and inure to the benefit of Owner and Contractor, and their respective successors and permitted assigns. Contractor may not assign this Agreement, or any of its rights or interests hereunder, without the prior written consent of the Owner. Any attempted assignment by Contractor without Owner's consent as aforesaid shall be of no force of effect, nor shall it relieve Contractor of any liability or obligation hereunder. Owner may assign this Contract in connection with any transfer of ownership of the Work.

14.14   Regulatory Matters.

                  (i) Several of the affiliates of Owner are licensed by and otherwise subject to the authority of various casino and gaming regulatory agencies including, but without limitation, gaming regulators in Illinois, Indiana, Kentucky, Louisiana, Missouri, Nevada and New Jersey ("Gaming Regulators"). Players International, Inc. ("PII"), the parent corporation of Owner, has adopted a regulatory compliance policy, and Contractor agrees to provide PII with such documentation, information and assurances regarding itself, any owners, principal employees, brokers, agents or others where applicable as may be necessary in order for Owner to comply with PII's regulatory compliance policy and with the request of any Gaming Regulators. The foregoing shall be a material obligation of Contractor hereunder.

                  (ii) Notwithstanding anything to the contrary in this Agreement, Owner shall have the sole and exclusive right and option to terminate Owner's obligations under this Agreement by written notice to Contractor, and thereupon this Agreement shall terminate and become void and there shall be no liability on the part of either party, upon the occurrence of any of the following events:

                           (A) Contractor's  failure to apply for and obtain
and/or to maintain thereafter any and all licenses, permits and approvals from any Gaming Regulator necessary for Contractor to receive payments hereunder or comply with applicable laws;

                           (B) an order or  recommendation  by any Gaming
Regulator  requiring or recommending the termination of this Agreement;

                           (C) the  commission  of any act or  anything  that
is or shall be an offense by Contractor, its principals, agents or employees involving moral turpitude under federal, state or local laws, or which brings Contractor into public disrepute, contempt, scandal or ridicule, or which insults or offends the community, or

                           (D) disapproval of this Agreement by any Gaming
Regulator having jurisdiction over such matters, which disapproval shall be final and unappealable to any administrative body or court of law (provided that all payments hereunder shall be suspended without interest pending such appeal).


                                   ARTICLE 15
                            TERMINATION OR SUSPENSION

15.1 The Contract may be terminated by the Contractor as provided in Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

15.2 If a Adjustable Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Adjustable Guaranteed Maximum Price to be exceeded, nor shall it exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below.

15.3 If no Adjustable Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1 Take the Cost of the Work incurred by the Contractor to the date of termination.

15.3.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

15.3.3 Subtract the aggregate of previous payments made by the Owner. The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Subparagraph 1.5.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

15.4 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions; in such case, the Adjustable Guaranteed Maximum Price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the term "profit" shall be understood to mean the Contractor's Fee as described in Paragraphs 5.1 and 6.3 of this Agreement.

                                   ARTICLE 16
                        ENUMERATION OF CONTRACT DOCUMENTS

16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

16.1.1 The Agreement is this executed document, based on the Standard Form of Agreement between Owner and Contractor, AIA Document A111, 1987 Edition, as marked hereon and as the same may be expressly amended, modified, supplemented or superseded by any of the other Contract Documents.

16.1.2 The General Conditions are the attached General Conditions, based on the General Conditions of the Contract for Construction, AIA Document A201, 1987 Edition, as the same may be expressly amended, modified, supplemented or superseded by any of the other Contract Documents.


16.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated _________________________________ , and are as follows:


Document                              Title                               Pages

                                [TO BE PROVIDED]











16.1.4 The Specifications are those contained in the Project Manual dated as in Paragraph 16.1.3, and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section                               Title                                Pages

                                [TO BE PROVIDED]












16.1.5 The Drawings are as follows, and are dated _______________ unless a different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number                                Title                                 Date

                                [TO BE PROVIDED]








16.1.6   The Addenda, if any, are as follows:

Number                                Date                                 Pages

                                [TO BE PROVIDED]









Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this
Article 16.

16.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:


(List here any additional documents which are intended to form part of the Contract Documents. The General Conditions provide that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

Schedule of Values attached hereto, and by this reference made a part hereof.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies of which one is to be delivered to the Contractor, one to the Program Manager for use in the administration of the Contract, and the remainder to the Owner.


0WNER                               CONTRACTOR
PLAYERS LAKE                        LAKE CHARLES CONSTRUCTION
CHARLES, INC.                       CORPORATION

BY:/s/Steven Labov, Agent           By: /s/Kenneth Hagan, President
(Signature)                         (Signature)



Steven Labov, Agent                 Kenneth Hagan
(Printed name and title)            (Printed name and title)

                                TABLE OF CONTENTS




Article  1        The Contract Documents

Article  2        The Work of this Contract

Article  3        Relationship of the Parties

Article  4        Date of Commencement and Substantial Completion

Article  5        Contract Sum

Article  6        Changes in the Work

Article  7        Costs to be Reimbursed

Article  8        Costs Not to be Reimbursed

Article  9        Discounts, Rebates and Refunds

Article 10        Subcontracts and Other Agreements

Article 11        Accounting Records

Article 12        Progress Payments

Article 13        Final Payment

Article 14        Miscellaneous Provisions

Article 15        Termination or Suspension

Article 16        Enumeration of Contract Documents